Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release

Intel Reports Second-Quarter Revenue of $13.8 Billion

Achieves Record Quarterly Microprocessor Unit Shipments
Net Income of $2.8 Billion, Up 40 Percent Year-Over-Year
Targets $4 Billion for Share Repurchases in the Third Quarter

SANTA CLARA, Calif., July 15, 2014 -- Intel Corporation today reported second-quarter revenue of $13.8 billion, operating income of $3.8 billion, net income of $2.8 billion and EPS of $0.55. The company generated approximately $5.5 billion in cash from operations, paid dividends of $1.1 billion, and used $2.1 billion to repurchase 74 million shares of stock.

“Our second-quarter results showed the strength of our strategy to extend the reach of Intel technology from the data center to PCs to the Internet of Things,” said Intel CEO Brian Krzanich. “With the ramp of our Baytrail SoC family, we have expanded into new segments such as Chrome-based systems, and we are on track to meet our 40 million unit tablet goal. In addition, we hit an important qualification milestone for our upcoming 14nm Broadwell product, and expect the first systems to be on shelves during the holidays.”

Intel announced that it intends to return more cash to shareholders by lowering its cash balance further through increased share repurchases. The board of directors authorized an increase of $20 billion to its share repurchase program and the company is forecasting share repurchases of approximately $4 billion in the third quarter, with additional share repurchases in the fourth quarter. Over the last decade Intel has returned almost $90 billion to shareholders through dividends and share repurchases.

"This change in our capital structure is the continuation of a multi-year focus on creating value and returning cash to our shareholders, and reinforces our confidence in the business," said Stacy J. Smith, Intel CFO and executive vice president.

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Intel/Page 2

Q2 Key Business Unit Trends

•	PC Client Group revenue of $8.7 billion, up 9 percent sequentially and up 6 percent year-over-year.

•	Data Center Group revenue of $3.5 billion, up 14 percent sequentially and up 19 percent year-over-year.

•	Internet of Things Group revenue of $539 million, up 12 percent sequentially and up 24 percent year-over-year.

•	Mobile and Communications Group revenue of $51 million, down 67 percent sequentially and down 83 percent year-over-year.

•	Software and services operating segments revenue of $548 million, down 1 percent sequentially and up 3 percent year-over-year.

Financial Comparison
Quarterly
	Q2 2014	Q1 2014	vs. Q1 2014
Revenue	$13.8 billion	$12.8 billion	up 8%
Gross Margin	64.5%	59.6%	up 4.9 points
R&D and MG&A	$4.9 billion	$4.9 billion	up 1%
Operating Income	$3.8 billion	$2.5 billion	up 53%
Tax Rate	28.7%	27.7%	up 1.0 point
Net Income	$2.8 billion	$1.9 billion	up 45%
Earnings Per Share	55 cents	38 cents	up 45%

Financial Comparison
Year-Over-Year
	Q2 2014	Q2 2013	vs. Q2 2013
Revenue	$13.8 billion	$12.8 billion	up 8%
Gross Margin	64.5%	58.3%	up 6.2 points
R&D and MG&A	$4.9 billion	$4.7 billion	up 5%
Operating Income	$3.8 billion	$2.7 billion	up 41%
Tax Rate	28.7%	25.7%	up 3.0 points
Net Income	$2.8 billion	$2.0 billion	up 40%
Earnings Per Share	55 cents	39 cents	up 41%

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Intel/Page 3

Business Outlook
Intel’s Business Outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures, strategic investments and other significant transactions that may be completed after July 15.

Q3 2014

•	Revenue: $14.4 billion, plus or minus $500 million.

•	Gross margin percentage: 66 percent, plus or minus a couple of percentage points.

•	R&D plus MG&A spending: approximately $4.9 billion.

•	Restructuring charges: approximately $20 million.

•	Amortization of acquisition-related intangibles: approximately $65 million.

•	Impact of equity investments and interest and other: approximately zero.

•	Depreciation: approximately $1.9 billion.

•	Tax rate: approximately 28 percent.

Full-Year 2014

•	Revenue: growth of approximately 5 percent, slightly higher than prior expectations.

•	Gross margin percentage: 63 percent, plus or minus a couple percentage points, in line with prior expectations.

•	R&D plus MG&A spending: $19.3 billion, plus or minus $200 million, slightly higher than prior expectations of $19.2 billion.

•	Amortization of acquisition-related intangibles: approximately $300 million, unchanged from prior expectations.

•	Depreciation: approximately $7.4 billion, unchanged from prior expectations.

•	Tax rate: each of the remaining quarters of 2014 is still expected to be approximately 28 percent, unchanged from prior.

•	Full-year capital spending: $11.0 billion, plus or minus $500 million, unchanged from prior expectations.

For additional information regarding Intel’s results and Business Outlook, please see the CFO commentary at: www.intc.com/results.cfm.

Status of Business Outlook
Intel’s Business Outlook is posted on intc.com and may be reiterated in public or private meetings with investors and others. The Business Outlook will be effective through the close of business on September 12 unless earlier updated; except that the Business Outlook for amortization of acquisition-related intangibles, impact of equity investments and interest and other, restructuring charges, and tax rate, will be effective only through the close of business on July 22. Intel’s Quiet Period will start from the close of business on September 12 until publication of the company’s third-quarter earnings release, scheduled for October 14. During the Quiet Period, all of the Business Outlook and other forward-looking statements disclosed in the company’s news releases and filings with the SEC should be considered as historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

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Risk Factors
The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be important factors that could cause actual results to differ materially from the company’s expectations.

•
Demand for Intel's products is highly variable and, in recent years, Intel has experienced declining orders in the traditional PC market segment. Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; consumer confidence or income levels; customer acceptance of Intel’s and competitors’ products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•	Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term.

•
Intel's gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; and product manufacturing quality/yields. Variations in gross margin may also be caused by the timing of Intel product introductions and related expenses, including marketing expenses, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, which may result in restructuring and asset impairment charges.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
The amount, timing and other execution of Intel's stock buyback program could be affected by changes in Intel's priorities for the use of cash for other purposes, such as operational spending, capital spending, acquisitions, and because of changes in cash flows and changes in tax laws.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•	Intel’s results could be affected by the timing of closing of acquisitions, divestitures and other significant transactions.

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•
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent reports on Form 10-K and Form 10-Q.

Earnings Webcast
Intel will hold a public webcast at 2 p.m. PDT today on its Investor Relations website at www.intc.com. A webcast replay and MP3 download will also be available on the site.

Intel plans to report its earnings for the third quarter of 2014 on October 14. Immediately following the earnings report, the company plans to publish a commentary by Stacy J. Smith, Intel CFO and executive vice president, at www.intc.com/results.cfm. A public webcast of Intel’s earnings conference call will follow at 2 p.m. PDT at www.intc.com.

About Intel
Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. As a leader in corporate responsibility and sustainability, Intel also manufactures the world's first commercially available "conflict-free" microprocessors. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com and about Intel's conflict-free efforts at conflictfree.intel.com.

Intel, the Intel logo and Core are trademarks of Intel Corporation in the United States and other countries.
*Other names and brands may be claimed as the property of others.

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Intel/Page 6

INTEL CORPORATION
CONSOLIDATED SUMMARY STATEMENT OF INCOME DATA
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	Jun 28, 2014	Jun 29, 2013	Jun 28, 2014	Jun 29, 2013
NET REVENUE	$13,831	$12,811	$26,595	$25,391
Cost of sales	4,914	5,341	10,065	10,855
GROSS MARGIN	8,917	7,470	16,530	14,536

Research and development	2,859	2,516	5,705	5,043
Marketing, general and administrative	2,061	2,165	4,108	4,112
R&D AND MG&A	4,920	4,681	9,813	9,155
Restructuring and asset impairment charges	81	—	218	—
Amortization of acquisition-related intangibles	72	70	145	143
OPERATING EXPENSES	5,073	4,751	10,176	9,298
OPERATING INCOME	3,844	2,719	6,354	5,238
Gains (losses) on equity investments, net	95	11	143	(15)
Interest and other, net	(17)	(37)	95	(87)
INCOME BEFORE TAXES	3,922	2,693	6,592	5,136
Provision for taxes	1,126	693	1,866	1,091
NET INCOME	$2,796	$2,000	$4,726	$4,045

BASIC EARNINGS PER COMMON SHARE	$0.56	$0.40	$0.95	$0.82
DILUTED EARNINGS PER COMMON SHARE	$0.55	$0.39	$0.92	$0.79

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	4,981	4,978	4,977	4,963
DILUTED	5,123	5,106	5,120	5,093

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INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Jun 28, 2014	Mar 29, 2014	Dec 28, 2013
CURRENT ASSETS
Cash and cash equivalents	$3,049	$4,777	$5,674
Short-term investments	4,491	5,234	5,972
Trading assets	9,771	9,035	8,441
Accounts receivable, net	3,489	3,505	3,582
Inventories
Raw materials	503	463	458
Work in process	2,071	1,803	1,998
Finished goods	1,369	1,497	1,716
	3,943	3,763	4,172
Deferred tax assets	2,255	2,507	2,594
Other current assets	2,008	1,733	1,649
TOTAL CURRENT ASSETS	29,006	30,554	32,084

Property, plant and equipment, net	33,115	32,502	31,428
Marketable equity securities	6,044	6,085	6,221
Other long-term investments	2,184	1,765	1,473
Goodwill	10,621	10,617	10,513
Identified intangible assets, net	4,697	4,963	5,150
Other long-term assets	6,126	5,446	5,489
TOTAL ASSETS	$91,793	$91,932	$92,358

CURRENT LIABILITIES
Short-term debt	$14	$36	$281
Accounts payable	2,960	3,010	2,969
Accrued compensation and benefits	2,409	1,979	3,123
Accrued advertising	1,067	1,019	1,021
Deferred income	2,171	2,171	2,096
Other accrued liabilities	3,630	5,337	4,078
TOTAL CURRENT LIABILITIES	12,251	13,552	13,568

Long-term debt	13,180	13,172	13,165
Long-term deferred tax liabilities	4,187	4,302	4,397
Other long-term liabilities	2,928	2,868	2,972
Stockholders' equity
Preferred Stock	—	—	—
Common stock and capital in excess of par value	22,475	22,166	21,536
Accumulated other comprehensive income (loss)	1,120	1,156	1,243
Retained Earnings	35,652	34,716	35,477
TOTAL STOCKHOLDERS' EQUITY	59,247	58,038	58,256
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$91,793	$91,932	$92,358

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INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q2 2014	Q1 2014	Q2 2013
CASH INVESTMENTS:
Cash and short-term investments	$7,540	$10,011	$9,992
Trading assets	9,771	9,035	7,358
Total cash investments	$17,311	$19,046	$17,350

CURRENT DEFERRED INCOME:
Deferred income on shipments of components to distributors	$951	$928	$770
Deferred income from software and services group	1,220	1,243	1,201
Total current deferred income	$2,171	$2,171	$1,971

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,880	$1,720	$1,712
Share-based compensation	$303	$283	$292
Amortization of intangibles	$290	$287	$279
Capital spending*	$(2,828)	$(2,689)	$(2,723)
Net cash (used)/received for acquisitions/divestitures	$(29)	$42	$(286)
Investments in non-marketable equity instruments	$(971)	$(144)	$(90)
Stock repurchase program	$(2,081)	$(545)	$(550)
Proceeds from sales of shares to employees & excess tax benefit	$584	$486	$612
Dividends paid	$(1,126)	$(1,119)	$(1,123)

EARNINGS PER COMMON SHARE INFORMATION:
Weighted average common shares outstanding - basic	4,981	4,974	4,978
Dilutive effect of employee equity incentive plans	68	76	67
Dilutive effect of convertible debt	74	67	61
Weighted average common shares outstanding - diluted	5,123	5,117	5,106

STOCK BUYBACK:
Shares repurchased	76	22	23
Cumulative shares repurchased (in billions)	4.5	4.4	4.3
Remaining dollars authorized for buyback (in billions)	$0.5	$2.6	$4.2

OTHER INFORMATION:
Employees (in thousands)	104.9	106.3	106.0

* $121 million of equipment received in the first six months of 2014 is excluded from capital spending. This equipment was prepaid in 2010 and 2011, and was reflected as cash from operations in the respective periods in which the cash was paid.

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INTEL CORPORATION
SUPPLEMENTAL OPERATING SEGMENT RESULTS
(In millions)

	Three Months Ended		Six Months Ended
	Jun 28, 2014	Jun 29, 2013	Jun 28, 2014	Jun 29, 2013
Net Revenue
PC Client Group	$8,667	$8,160	$16,608	$16,214
Data Center Group	3,509	2,944	6,596	5,721
Internet of Things Group	539	434	1,021	799
Mobile and Communications Group	51	292	207	696
Software and services operating segments	548	534	1,101	1,054
All other	517	447	1,062	907
TOTAL NET REVENUE	$13,831	$12,811	$26,595	$25,391

Operating income (loss)
PC Client Group	$3,734	$2,646	$6,536	$5,134
Data Center Group	1,817	1,302	3,134	2,446
Internet of Things Group	155	123	278	190
Mobile and Communications Group	(1,124)	(761)	(2,053)	(1,464)
Software and services operating segments	8	(1)	1	(7)
All other	(746)	(590)	(1,542)	(1,061)
TOTAL OPERATING INCOME	$3,844	$2,719	$6,354	$5,238
In the first three months of 2014, we formed the Internet of Things Group, which includes platforms and software optimized for the Internet of Things market segment. Additionally, we changed our organizational structure to align with our critical objectives, which changed information that our Chief Operating Decision Maker (CODM) reviews for purposes of allocating resources and assessing performance. After the reorganization, we have nine operating segments: PC Client Group, Data Center Group, Internet of Things Group, Mobile and Communication Group, McAfee, Software and Services Group, Non-Volatile Memory Solutions Group, Netbook Group, and New Devices Group. All prior-period amounts have been adjusted retrospectively to reflect these operating segment changes, as well as other minor reorganizations.
Our operating segment results shown above are comprised of the following:

•
PC Client Group: Delivering platforms designed for the notebook (including Ultrabook™ devices and 2 in 1 systems) and the desktop (including all-in-ones and high-end enthusiast PCs); wireless and wired connectivity products; as well as home gateway and set-top box components.

•	Data Center Group: Delivering platforms designed for the server, workstation, networking and storage computing market segments.

•
Internet of Things Group: Delivering platforms designed for embedded market segments including retail, transportation, industrial, and buildings and homes, along with a broad range of other market segments.

•
Mobile and Communications Group: Delivering platforms designed for the tablet and smartphone market segments; and mobile communications components such as baseband processors, radio frequency transceivers, Wi-Fi, Bluetooth*, global navigation satellite systems, and power management chips.

•	Software and services operating segments consists of the following:

◦	McAfee: A wholly owned subsidiary delivering software products for endpoint security, network and content security, risk and compliance, and consumer and mobile security.

◦	Software and Services Group: Delivering software products and services that promote Intel architecture as the platform of choice for software development.

•	All other category includes revenue, expenses, and charges such as:

◦	Results of operations from our Non-Volatile Memory Solutions Group, Netbook Group, and New Devices Group;

◦	Amounts included within restructuring and asset impairment charges;

◦	A portion of profit-dependent compensation and other expenses not allocated to the operating segments;

◦	Divested businesses for which discrete operating results are not regularly reviewed by our CODM;

◦	Results of operations of startup businesses that support our initiatives, including our foundry business;

◦	Acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

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INTEL CORPORATION
SUPPLEMENTAL PLATFORM REVENUE INFORMATION

	Q2 2014	Q2 2014	Q2 YTD 2014
	compared to Q1 2014	compared to Q2 2013	compared to Q2 YTD 2013
PC Client Group Platform
Unit Volumes	12%	9%	5%
Average Selling Prices	(3)%	(4)%	(3)%

Data Center Group Platform
Unit Volumes	12%	9%	6%
Average Selling Prices	3%	11%	10%

PC Client Group Notebook and Desktop Platform Key Drivers
- Notebook platform volumes increased 9% from Q2 2013 to Q2 2014
- Notebook platform average selling prices decreased 7% from Q2 2013 to Q2 2014
- Desktop platform volumes increased 8% from Q2 2013 to Q2 2014
- Desktop platform average selling prices increased 2% from Q2 2013 to Q2 2014

- Notebook platform volumes increased 6% from the first six months of 2013 to the first six months of 2014
- Notebook platform average selling prices decreased 8% from the first six months of 2013 to the first six months of 2014
- Desktop platform volumes increased 4% from the first six months of 2013 to the first six months of 2014
- Desktop platform average selling prices increased 3% from the first six months of 2013 to the first six months of 2014